SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.         )


                         Friendly Ice Cream Corporation
             -----------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    358497105
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [x].


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 358497105                    13G                    Page 2 of 9  Pages



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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan  Stanley,  Dean  Witter,  Discover  &  Co.
          IRS  #  39-314-5972


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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             428,186
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       428,186
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          428,186
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.01%

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  12.  TYPE OF REPORTING PERSON*

          IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 358497105                  13G                    Page 3 of  9   Pages



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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Miller Anderson & Sherrerd, LLP
          IRS # 23-1744122

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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             389,900
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       389,900
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          389,900

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.47%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 358497105                  13G                    Page 4  of  9  Pages


Item 1.     (a)   Name of Issuer:
                  Friendly Ice Cream Corporation
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  1855 Boston Road
                  Wilbraham, MA 01095
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                           (a) Morgan Stanley, Dean Witter, Discover & Co.
                           (b) Miller Anderson & Sherrerd LLP
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                           (a) 1585 Broadway
                               New  York, New  York  10036

                           (b) 1 Tower Bridge Suite 1100
                               West Conshohocken, PA 19428
                  --------------------------------------------------------------
            (c)   Citizenship:
                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

                               -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           358497105
                               -------------------------------------------------

Item 3.     (a)   Morgan Stanley, Dean Witter, Discover & Co. is (e) an
                  Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

            (b) Miller Anderson & Sherrerd, LLP is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

CUSIP No. 358497105                  13-G                   Page 5 of  9   Pages



Item 4.     Ownership.


               Incorporated by reference to Items (5) - (9) and (11) of the cover page.


Item 5.     Ownership of Five Percent or Less of a Class.

               Inapplicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               Accounts managed on a discretionary basis by Miller Anderson & Sherrerd LLP, a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 358497105                   13-G                   Page 6  of  9 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       February 12, 1998


Signature:  /s/ Bruce Bromberg
            -----------------------------------------------------------------

Name/Title  Bruce Bromberg / Vice President Morgan Stanley & Co. Incorporated
            -----------------------------------------------------------------
            MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

Date:       February 12, 1998


Signature:  /s/ Paul A. Frick
            -----------------------------------------------------------------

Name/Title  Paul A. Frick / Vice President Miller Anderson & Sherrerd, LLP
            -----------------------------------------------------------------
            MILLER ANDERSON & SHERRERD, LLP


                       INDEX TO EXHIBITS                           PAGE
                       -----------------                           ----

EXHIBIT 1       Agreement to Make a Joint Filing                      7

EXHIBIT 2       Secretary's Certificate Authorizing Bruce Bromberg    8
                to Sign on behalf of Morgan Stanley, Dean Witter,
                Discover and Co.

EXHIBIT 3       Secretary's Certificate Authorizing Paul A. Frick     9
                to Sign on behalf of Miller Anderson & Sherrerd LLP


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(022597DTI)